April 14, 2026

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

We have read Item 4.01 of Form 8-K (Amendment No. 1) dated April 8, 2026 of BestGofer, Inc., and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Draper, UT